Exhibit 99.1

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS

THIRD QUARTER RESULTS

Rye Brook, NY — October 28, 2005 — Universal American Financial Corp. (NASDAQ: UHCO) today announced financial results for the third quarter ended September 30, 2005.

Third Quarter 2005 Summary

•                  Net income for the quarter was $15.3 million, or $0.25 per diluted share;

•                  Revenues increased 16% to $237.0 million;

•                  Medicare Advantage membership increased by 8% during the quarter, 34% since year-end 2004 and 44% since September 30, 2004; and

•                  Medicare Part D implementation accelerates.

Third Quarter 2005 Compared to Third Quarter 2004

                Universal American reported net income of $15.3 million for the third quarter of 2005, or $0.25 per diluted share, including $0.7 million, or $0.01 per diluted share, of after-tax realized gains.  This compares to $19.5 million, or $0.34 per diluted share reported for the third quarter of 2004, which included $3.6 million, or $0.06 per diluted share, of after-tax realized gains.  Total revenues for the third quarter of 2005 increased 16% to $237.0 million.

Universal American’s third quarter 2005 earnings were affected by:

•                  Higher-than-anticipated loss ratio in the Medicare Supplement business that reduced anticipated earnings by $0.03 per share;

•                  Increased lapsation in the Medicare Supplement business, which resulted in an accelerated write-down of certain non-cash deferred acquisition costs that reduced anticipated earnings by $0.03 per share; and

•                  $0.9 million in additional expenses incurred in implementing the Company’s Medicare Part D growth initiatives that reduced anticipated earnings by approximately $0.01 per share.

Return on equity for the third quarter of 2005 was 11.6%.  Excluding the effect of FAS 115, return on equity for the third quarter of 2005 was 12.7%, which includes 61 basis points from after-tax realized capital gains (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Management Comments

“We are accelerating our strategy of building a diversified business to take advantage of the opportunities that exist in the dynamic and growing senior health insurance market,” said Richard Barasch, Chairman and Chief Executive Officer of Universal American.  “We continue to address the loss ratio in our Medicare Supplement business by obtaining appropriate rate increases, and we believe this business will continue to be a valuable, long-term earnings contributor. Further, the growth of our Medicare Advantage business remains on track in terms of profitability and membership. We also are seeing excellent potential in the Medicare Part D program and believe that our increased investment in its implementation will generate solid returns for our company.”

Senior Market Health

                Although revenue from Medicare Supplement grew by 10% over the third quarter of last year, profits decreased by 33%.  The Medicare Supplement loss ratio for the third quarter was 71.9%, approximately 290 basis points higher than Universal American’s third quarter target. Loss ratios were approximately the same as last quarter, but claims activity did not decrease seasonally to the extent experienced in prior years. This resulted primarily from higher-than-anticipated Part B (outpatient doctor) and skilled nursing facility utilization.

The increase in lapsation of the Medicare Supplement business in the third quarter was largely caused by the departure of three sales managers who replaced a significant part of their business with other carriers.  This resulted in a non-cash pre-tax write-off of deferred acquisition costs and present value of future profits of approximately $2.6 million.  Universal American believes that these sales managers violated their contractual obligations and is pursuing legal remedies.

                Universal American’s Senior Market Health sales force continues to perform well.  Overall sales by its independent and career agents, including the sale of Medicare Advantage products, increased by 21%, as compared to the third quarter of 2004.

Medicare Advantage

Universal American’s Medicare Advantage segment continued its growth in the third quarter of 2005.  This segment generated pre-tax income of $7.5 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $8.3 million for the third quarter of 2005 on revenues of $62.7 million (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).  Revenue growth increased nearly 59% compared to the third quarter of 2004, while pre-tax income rose by 51% and EBITDA rose by 38% over the same period.

Total Medicare Advantage membership increased 8% during the third quarter of 2005 and 34% since the beginning of the year. Membership in the Company’s core markets in southeast Texas has grown by 24% since the beginning of the year, bringing enrollment up to 23,270 and annualized revenues up to $224.2 million as of September 30, 2005.

In addition, Universal American’s Medicare Advantage private fee-for-service plans continue to gain momentum.  Beginning on August 1, 2005, the Company expanded its service area for its private fee-for-service program to an additional 258 counties in 7 new states covering 2.7 million Medicare eligibles.  The Company’s Medicare Advantage private fee-for-service plans now include 9 states and 3.4 million Medicare eligibles.  Universal American’s agency force continues to embrace this product as a complementary alternative to Medicare Supplement.  Total enrollment in the private fee-for-servce plans is now over 3,700 members, resulting in $26.5 million of annualized revenue.

Part D

                During the third quarter of 2005, Universal American accelerated the implementation of its Medicare Part D strategy.  On September 23, 2005, the Centers for Medicare and Medicaid Services (“CMS”) announced that the bids of Universal American’s Prescription Drug Plan (“PDP”) sponsors were accepted in all 32 of the regions in which they bid.

                CMS also announced that the standard bids of Universal American PDP’s are below the benchmark in 26 regions, encompassing approximately 4.5 million dual eligibles.  Universal American has received an initial run from CMS with approximately 350,000 auto assignments of dual eligibles. The Company estimates that its average base premium will be $89.50 per member per month subject to further modification by the risk adjustors. Dual eligibles automatically will receive an initial 8% risk adjustment, but the final risk adjustment will vary based on the health status of each covered beneficiary.

To build on its success with the dual eligible population and to carry it into the individual market, Universal American has decided to accelerate its investment in its Part D initiative.  During the third quarter of 2005, Universal American expensed $1.3 million, pre-tax, of incremental Part D costs primarily related to increased expenditures for marketing initiatives and administrative capacity.  This amount represents approximately $0.9 million more than Universal American had planned for the quarter.

Specialty Health

Revenues in Universal American’s Specialty Health segment increased 2% to $44.2 million and pre-tax income decreased 7% to $6.8 million compared to the third quarter of 2004.  Universal American’s Canadian specialty health insurance company posted solid gains in new business, revenues and profits as compared to last year.

Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, also continued its important contribution to the Company’s profitability and cash flow.  Revenues for the third quarter of 2005 increased by 4% to $14.6 million compared to the third quarter of 2004.  Pre-tax income decreased 8% to $2.8 million and EBITDA decreased 7% to $3.4 million, both largely as a result of $0.7 million of expenses incurred in this segment relating to the implementation of Part D.  Without the Part D expenses, pre-tax income would have risen by 13% and EBITDA would have increased by 12%, as compared to the third quarter of 2004 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Life Insurance & Annuities

Revenues in the Life Insurance and Annuity segment increased 15% to $24.9 million and pre-tax income increased 16% to $4.3 million compared to the third quarter of 2004, as a result of an increase in revenues and more favorable mortality rates.

Balance Sheet Data

Total assets were $2.3 billion as of September 30, 2005 compared to $2.0 billion at December 31, 2004.  Stockholders’ equity as of September 30, 2005 was $539.4 million, or $9.17 per common share, compared to $419.4 million, or $7.60 per common share, at December 31, 2004.  As of September 30, 2005, excluding the effect of FAS 115 (which includes the net unrealized appreciation of the Company’s investment portfolio), stockholders’ equity was $497.7 million and fully diluted book value per common share was $8.28.  Debt to total capitalization, excluding the effect of FAS 115, (including the trust preferreds) decreased from 31.8% at December 31, 2004 to 25.7% at September 30, 2005 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Investment Portfolio

Universal American’s investment portfolio, which totaled $1.3 billion at September 30, 2005, remains sound with approximately 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies.  As of September 30, 2005, Universal American’s bonds were worth $55.8 million more than their book value.  Universal American realized $1.0 million in pre-tax capital gains during the quarter ended September 30, 2005, compared to $5.5 million in the third quarter of 2004.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Friday, October 28, 2005 to discuss the third quarter results and other corporate developments.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.uafc.com.  To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

                    Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release.  This supplemental financial data can be accessed at www.uafc.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

*              *              *

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding our expectations of Universal American’s operating plans and strategies generally, statements regarding our expectations of the performance of our Medicare Supplement business and other lines of business, our ability to institute future rate increases, expectations regarding the introduction of our Part D program, including our estimates of costs and revenues, future operating results and references to the estimate of the accretion from recent acquisitions) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Consolidated Results

Net premiums and policyholder fees	$213.2	$178.1	$620.4	$460.5
Net investment income	18.4	16.4	52.4	48.7
Other income	4.4	3.7	12.9	10.4
Realized gains	1.0	5.5	5.1	9.3
Total revenue	237.0	203.7	690.8	528.9

Policyholder benefits	150.3	121.8	440.2	316.1
Interest credited to policyholders	5.1	4.7	14.3	13.2
Change in deferred acquisition costs	(15.0)	(16.3)	(48.3)	(47.5)
Amortization of present value of future profits	2.0	1.8	4.9	3.7
Commissions and general expenses, net of allowances	70.5	62.4	203.3	173.0
Total benefits and expenses	212.9	174.4	614.4	458.5

Income before income taxes	24.1	29.3	76.4	70.4

Income taxes, excluding capital gains	(8.5)	(7.9)	(25.7)	(20.7)
Income taxes on capital gains(2)	(0.3)	(1.9)	(0.7)	(3.2)

Total income taxes(1)	(8.8)	(9.8)	(26.4)	(23.9)

Net income	$15.3	$19.5	$50.0	$46.5

Per Share Data (Diluted)
Net income	$0.25	$0.34	$0.85	$0.82

See following page for explanation of footnotes.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Income before Taxes by Segment

Senior Market Health	$5.6	$8.3	$20.8	$24.2
Medicare Advantage(5)	7.5	4.9	21.6	5.8
Specialty Health	6.8	7.3	19.2	20.3
Life Insurance & Annuity	4.3	3.7	11.8	10.0
Administrative Services	2.8	3.1	9.5	9.6

Corporate	(3.9)	(3.5)	(11.6)	(8.8)

Realized gains	1.0	5.5	5.1	9.3

Income before income taxes	$24.1	$29.3	$76.4	$70.4

	September 30, 2005	December 31, 2004
Balance Sheet Data
Total Cash and Investments	$1,562.2	$1,378.3
Total Assets	$2,272.3	$2,017.1
Total Policyholder Related Liabilities	$1,403.6	$1,343.0
Outstanding Bank Debt	$97.1	$101.1
Other Long Term Debt	$75.0	$75.0
Total Stockholders’ Equity	$539.4	$419.4
Book Value per Common Share	$9.17	$7.60
Diluted Weighted Average Shares Outstanding-Year to Date	58.7	56.6

Non-GAAP Financial Measures*
Total Stockholders’ Equity (excluding FAS 115)*	$497.7	$378.4
Diluted Book Value per Common Share (excluding FAS 115)*(3)	$8.28	$6.71
Debt to Total Capital Ratio*(4)	25.7%	31.8%

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1)

The overall effective tax rate for the quarter ended September 30, 2005 was 36.4% and was 33.3% for the same quarter of 2004. The overall effective tax rate for the nine months ended September 30, 2005 was 34.5% and was 34.0% for the same period of 2004. The effective tax rates for 2005 include a $0.1 million release of a tax valuation allowance relating to net capital loss carry forwards during the quarter ended September 30, 2005, and a release of $1.1 million during the nine months ended September 30, 2005.

(2)

Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods. However, the tax on realized capital gains for 2005 includes a $1.1 million release of a tax valuation allowance relating to net capital loss carry forwards, as noted above.

(3)

Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(4)

The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

(5)

In connection with the acquisition of Heritage Health Systems, Inc. on May 28, 2004, we added a new segment, Medicare Advantage. This segment includes the operations of Heritage, as well as the private fee-for-service plans recently introduced in New York and Pennsylvania by our existing insurance subsidiaries.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses certain non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  These measures should not be considered an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

	September 30, 2005	December 31, 2004
Total Stockholders’ Equity (excluding FAS 115)
Total stockholders’ equity	$539.4	$419.4
Less: Accumulated other comprehensive income	(41.7)	(41.0)

Total Stockholders’ Equity (excluding FAS 115)	$497.7	$378.4

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

	September 30, 2005	December 31, 2004
Diluted Book Value per Common Share (excluding FAS 115)
Total stockholders’ equity	$539.4	$419.4
Proceeds from assumed exercises of vested options	18.5	15.9
	$557.9	$435.3
Diluted common shares outstanding	62.3	58.8

Diluted Book Value per Common Share	$8.95	$7.41

Total stockholders’ equity (excluding FAS 115)	$497.7	$378.4
Proceeds from assumed exercises of vested options	18.5	15.9
	$516.2	$394.3
Diluted common shares outstanding	62.3	58.8

Diluted Book Value per Common Share (excluding FAS 115)	$8.28	$6.71

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	September 30, 2005	December 31, 2004
Debt to Total Capital Ratio
Outstanding bank debt	$97.1	$101.1
Other long term debt	75.0	75.0
Total outstanding debt	$172.1	$176.1

Total stockholders’ equity	$539.4	$419.4
Outstanding bank debt	97.1	101.1
Other long term debt	75.0	75.0
Total Capital	$711.5	$595.5

Debt to Total Capital Ratio	24.2%	29.6%

Total stockholders’ equity (excluding FAS 115)	$497.7	$378.4
Outstanding bank debt	97.1	101.1
Other long term debt	75.0	75.0
Total Capital	$669.8	$554.5

Debt to Total Capital Ratio (excluding FAS 115)	25.7%	31.8%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Return on Equity

Net Income	$15.3	$19.5	$50.0	$46.5

Total stockholders’ equity:
Beginning of period	$513.5	$356.6	$419.4	$345.7
End of period	539.4	395.7	539.4	395.7
Average stockholders’ equity(1)	$526.5	$376.2	$470.1	$370.7

Return on Equity	11.6%	20.7%	14.2%	16.7%

Total stockholders’ equity (excluding FAS 115):
Beginning of period	$464.6	$336.1	$378.4	$306.0
End of period	497.7	357.3	497.7	357.3
Average stockholders’ equity (excluding FAS 115)(1)	$481.2	$346.7	$428.8	$331.7

Return on Equity (excluding FAS 115)	12.7%	22.5%	15.5%	18.7%

(1)          Adjusted to weight the $44.2 million of net proceeds from the equity offering, which closed on June 22, 2005 and the $14.8 million of net proceeds from the over allotment, which closed on July 20, 2005.

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating return on equity.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Administrative Services Earnings before Interest, Taxes, Depreciation and Amortization
(“EBITDA”)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Administrative Services pre-tax income	$2.9	$3.1	$9.5	$9.6
Depreciation, amortization and interest	0.5	0.5	1.6	1.6
Earnings before interest, taxes, depreciation and amortization	$3.4	$3.6	$11.1	$11.2

In addition to pre-tax income, we also evaluate the results of our Administrative Services segment based on EBITDA.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt.  Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements.  While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

Medicare Advantage Earnings before Interest, Taxes, Depreciation and Amortization
(“EBITDA”)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004*
Medicare Advantage pre-tax income	$7.5	$4.9	$21.6	$5.8
Depreciation, amortization and interest	0.8	1.0	2.1	1.3
Earnings before interest, taxes, depreciation and amortization	$8.3	$5.9	$23.7	$7.1

* Heritage was acquired on May 28, 2004.  Its results prior to acquisition are not included in our consolidated results.

In addition to pre-tax income, we also evaluate the results of our Medicare Advantage segment based on EBITDA.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt.  Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements.  While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

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CONTACT:

- OR -

INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein	the Equity Group Inc.
Executive Vice President &	www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609